EXHIBIT 10.54

SECOND AMENDMENT TO THE LMIITED LIABILITY COMPANY AGREEMENT OF IRC-IREX VENTURE II, L.L.C
THIS SECOND AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF IRC-IREX VENTURE II, L.L.C. (this “Amendment”) is made and entered into as of the 31st day of December, 2012, to be effective as of January 1, 2013 by and between INLAND EXCHANGE VENTURE CORPORATION, a Delaware corporation (“Venture Corp.”), and INLAND PRIVATE CAPITAL CORPORATION (f/k/a Inland Real Estate Exchange Corporation and referenced in the text of this amendment as “IREX”), a Delaware corporation (“IPCC”).
RECITALS
A.Venture Corp. and IPCC are members of IRC-IREX Venture II, L.L.C. (the “Company”), which is governed under the terms of that certain Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. dated as of May 7, 2009, as amended by that certain First Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. dated January 1, 2011 (collectively, the “Operating Agreement”).

B.Venture Corp. and IPCC desire to amend various sections of and Exhibits to the Operating Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Incorporation of Recitals. The Recitals set forth above are incorporated herein by reference. Terms not otherwise defined in this Amendment shall have the meanings set forth in the Operating Agreement.

2.	Amendments to Operating Agreement.

A.
The definition of “Investor Closing Costs” is hereby amended by deleting the words, “Due Diligence Fees” and “Dealer Manager Fee” and in lieu thereof inserting the words, “Dealer Fee” and “Placement Agent Fee”, respectively.

B.	The definition of “Recommendation Period” is hereby amended by deleting the words, “December 31, 2012” and in lieu thereof inserting the words, “December 31, 2014”.

C.	The definition of “Venture Proposal” is hereby amended by adding the words, “,or prepared by IPCC and given to Venture Corp.,” following the words ”Venture Corp.” in the first line thereof.

D.
The dates, “December 31, 2009”, “June 30, 2010”, “January 1, 2010” and “June 30, 2011” appearing in Section 4.3 are hereby deleted and in lieu thereof, the following words are inserted, respectively, “December 31, 2013”, “June 30, 2014”, “January 1, 2014” and “June 30, 2015”.

E.	Section 4.5 is deleted in its entirety and in lieu thereof the following is inserted:
“4.5 Asset Management, Property Management and Dealer Manager Agreements
.
(a)Prior to the acquisition of any Target Property, each Venture Sub shall enter into an Asset Management Agreement with its Venture Sub Manager using an agreement in form and substance as attached hereto as Exhibit C, and the Venture Sub Manager, or the Venture Sub, thereupon, will enter into a Property Management Sub-Contact with ICPM using an agreement in form and substance as attached hereto as Exhibit D. Each Asset Management Agreement shall provide for an annual fee ranging from 0.25 percent to 0.75 percent of the purchase price of the Target Property, as determined by the Syndication Proposal (the “Management Fee”) to be paid by the Venture Sub to the Venture Sub Manager on a monthly basis. IREX shall cause each Venture Sub Manager to remit each monthly payment of the Management Fee to the Company, and the Company shall distribute a portion of the amount of the Management Fee to each Member in accordance with their Percentage Interests; provided, however, in the event of a Co-Equity Advance, the Management Fee paid to Venture Corp. shall be reduced by the product of the IREX percentage interest in the Co-Equity Syndication (e.g. the percentage sum of the IREX Co-Equity Advance plus all Co-Additional Equity Advances) multiplied by the Management Fee paid to Venture Corp., and such product shall be paid to IREX .
(b)Each Property Management Sub-Contract shall provide for, among other things, a property management fee of 3.9 percent on multi-tenant Target Properties and 1.9 percent on single tenant Target Properties, based on collected gross income from the Target Property tenants. In addition, ICPM may charge a 15 percent administrative fee in the event that a single tenant Target Property lease requires the landlord to provide common area maintenance.
(c)After acquisition of the Target Property and preparation of the proposed Private Placement Memorandum, the Venture Sub shall submit the proposed Private Placement Memorandum to Inland Securities Corporation, a Delaware corporation, for its review and comments. Upon Inland Securities Corporation's approval of the proposed Private Placement Memorandum, the Venture Sub shall enter into a Dealer Manager Agreement with Inland Securities Corporation for the applicable 1031 Program in the form and substance of Exhibit E. If the Venture Sub and Inland Securities Corporation cannot agree on the terms of a 1031 Program for the Target Property by the Venture Sub, an Abandoned Syndication of the Target Property shall result.

F.	Section 10.1 is amended by adding the following after the words, “Percentage Interests”:
“; provided, however, in the event of a Co-Equity Advance, the Acquisition Fees paid to Venture Corp. shall be reduced by the product of the IREX percentage interest in the Co-Equity Syndication (e.g. the percentage sum of the IREX Co-Equity Advance plus all Co-Additional Equity Advances) multiplied by the Acquisition Fees paid to Venture Corp., and such product shall be paid to IREX.

G.	Page iv of the Operating Agreement is hereby amended by deleting the identification of Exhibit C and in lieu thereof inserting the words, “Form of Asset Management Agreement with IREX”.

H.	Exhibit C of the Operating Agreement is hereby deleted in its entirety and in lieu thereof Exhibit A attached to this Amendment is inserted.

I.	Exhibit D of the Operating Agreement is hereby deleted in its entirety and in lieu thereof Exhibit B attached to this Amendment is inserted.

J.	Exhibit D of the Operating Agreement is hereby deleted in its entirety and in lieu thereof Exhibit C attached to this Amendment is inserted.

K.	In all other respects, the Operating Agreement (as amended by this Amendment) shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. as of the day and year first above written.
MEMBERS:
INLAND PRIVATE CAPITAL CORPORATION,(f/k/a Inland Real Estate Exchange Corporation), a Delaware corporation

By:	/s/ BRENDA GUJRAL
Name:	Brenda Gujral
Its:	President

INLAND EXCHANGE VENTURE CORPORATION, a Delaware corporation

By:	/s/ MARK E. ZALATORIS
Name:	Mark E. Zalatoris
Its:	President

THE REAFFIRMATION OF JOINDER AGREEMENT OF INLAND REAL ESTATE CORPORATION FOLLOWS THIS PAGE.
REAFFIRMATION OF JOINDER AGREEMENT

The undersigned (individually or collectively, as the context requires, “Joinder Party”) hereby acknowledges and agrees that it has read and reviewed the foregoing Second Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. (“Amendment”) dated as of December 31, 2012, by and between Inland Exchange Venture Corporation, a Delaware corporation (“IRC”), and Inland Private Capital Corporation (f/k/a Inland Real Estate Exchange Corporation), a Delaware corporation (“IPCC”) to which this Reaffirmation of Joinder Agreement has been attached. Capitalized terms used but not defined herein shall have the meanings set forth in the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C., dated as of May 7, 2009, by and between IRC and IPCC, as amended by that certain First Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C., dated January 1, 2011 (collectively, the “Operating Agreement”).

For ten dollars ($10.00) and other good and valuable consideration, the undersigned hereby confirms and ratifies that the Joinder to the Operating Agreement (“Joinder Agreement”), executed by the undersigned, remains in full force and effect notwithstanding the execution and delivery of the Amendment and agrees that all of the undersigned's obligations under the Joinder Agreement shall remain in full force and effect, as may be specifically modified and amended by the Amendment.

The undersigned further acknowledges that this Reaffirmation of Joinder Agreement is given as a material inducement to IRC and IPCC to execute the Amendment.

IN WITNESS WHEREOF, the undersigned, by its duly authorized officer, has caused this Reaffirmation of Joinder Agreement to be duly executed and delivered as of the 31st day of December, 2012.

JOINDER PARTY:

INLAND REAL ESTATE CORPORATION,
a Maryland corporation

By:	/s/ MARK E. ZALATORIS
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

EXHIBIT A
FORM OF MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of _______ __, 20__, is entered into by and between __________Venture DST, a Delaware statutory trust (“Owner”), and __________ Venture Exchange, L.L.C., a Delaware limited liability company (“Manager”).
WITNESSETH
A.    Owner desires to avail itself of the experience, sources of information, advice, assistance and facilities available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, as provided herein.
B.    Manager is willing to undertake to render these services, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the covenants set forth herein, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.    MANAGER'S EMPLOYMENT AND DUTIES:
1.1     Owner and its successors and assigns hereby employ the Manager exclusively with regard to the duties set forth in Section 1.2 below for the real property and improvements thereon commonly known as ______________ and located at __________________, and legally described on Exhibit “A” attached hereto and made a part hereof (the “Premises”), upon the terms and conditions hereinafter set forth, for a term beginning on _______ __, 20__, and ending on _______ __, 20__ (the “Termination Date”).

(a)
This Agreement may be terminated by either party, prior to the Termination Date for default by the defaulting party hereunder (after the non-defaulting party provides notice to the defaulting party of the default and the defaulting party fails to cure such default within a reasonable period of time thereafter), by the non-defaulting party providing no less than sixty (60) days prior written notice of such termination to the defaulting party. This Agreement may also be terminated by the Owner at any time if required pursuant to that certain loan encumbering the Premises, from ______________, a ___________, and its successors and assigns, the lender (the “Lender”), to the Owner (the “Loan”).

(b)	Following the Termination Date, the term of the Agreement shall automatically renew for successive one-year periods unless the following events have occurred: (1) all requirements of the Loan as are applicable to the Manager have been satisfied prior to the Termination Date; and (2) in the event Inland Private Capital Corporation, Inland Real Estate Corporation or an affiliate of either of them (each, an “Inland Guarantor”) has executed any guaranties of the Loan or indemnities in favor of any lender of the Loan, Owner has obtained and delivered to Inland Guarantor and to Manager prior to the expiration of the then current Term a release from the Lender (the “Release”) releasing the Inland Guarantor from all liability under such guaranties or indemnities, as applicable, from and after the Termination Date, which Release shall be in form and substance acceptable to each Inland Guarantor.

(c)
Upon the termination of this Agreement, the Owner shall indemnify, protect, defend, save and hold the Manager, each Inland Guarantor, and any Submanager (as hereinafter defined) and all of their respective members, shareholders, officers, directors, employees, agents, managers, successors and assigns (collectively, “Indemnified Parties”) harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, liabilities, awards, liens, fines, costs, attorney's fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) arising in connection with this Agreement, which may be imposed on or incurred by Manager or any Inland Guarantor other than by reason of their respective willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction).

1.2    The Manager shall manage the Premises and monitor the performance of the Premises in accordance with the Owner's Trust Agreement. Specifically, the Manager shall use its commercially reasonable efforts to perform the following services:

(a)	reviewing all performance and financial information on a periodic basis;

(b)	developing business plans that are consistent with the Owner's objectives and will maximize the returns to the Owner;

(c)	reviewing the capital markets on an ongoing basis to take advantage of financing opportunities that will enhance the returns to the Owner, and to perform underwriting analyses of the Premises;

(d)	evaluating market conditions in the immediate area surrounding the Premises to determine the most beneficial time to market the Premises for sale prior to the maturity date of any Loan;

(e)	appealing, or causing a third party to appeal, any assessed valuation for real estate taxes that exceeds the Manager's, or the third party's, opinion of assessed value of the Premises based on existing performance information and comparables;

(f)
monitoring, or causing a third party to monitor, property and liability insurance premiums, as well as claims made against the Premises. In the event of a casualty loss, working with, or retaining a third party to work with, the insurance provider and lender on the final settlement;

(g)
undertaking all management functions in connection with the Premises, which may include retaining a property manager pursuant to a Sub Management Agreement at Manager's sole cost to perform such functions;

(h)	preparing financial reports for any lenders, as required or requested;

(i)	working in conjunction with any Submanager on the development of the annual budget;

(j)	managing the Premises' reserve account, if any;

(k)	providing accounting services for the Premises;

(l)	administering monthly cash distributions to the Owner;

(m)	communicating with the Owner as to the status of the Premises;

(n)	providing the Owner with the information it will need to prepare its federal income tax return by no later than March 31 of each year following the reporting tax year; and

(o)	performing all other management duties as they arise from time to time, e.g., eminent domain, road widenings, etc.
Notwithstanding the foregoing, in the event that any tenants or tenants of the Premises have the obligation, pursuant to its or their leases, to perform any or all of the aforementioned functions, the Manager shall not be required to perform the same functions during the time when the leases are in full force and effect.
2.    THE MANAGER AGREES:
2.1    The Manager agrees to manage the Premises, to the extent, for the period, and upon the terms provided in this Agreement, and shall be responsible for those specific duties and functions set forth in Section 3 hereof. Manager shall be entitled at all times to manage the Premises in accordance with the Manager's operating policies and procedures, except to the extent that any specific provisions contained herein are to the contrary, in which case Manager shall manage the Premises consistent with the specific provisions of this Agreement.
2.2    In case the expenses paid pursuant to Section 3.1(c) hereof shall be in excess of the Gross Income for any monthly period, Manager shall notify Owner of same and Owner agrees to pay such excess immediately upon request from the Manager, but nothing herein contained shall obligate the Manager to advance its own funds on behalf of the Owner. All advances by Manager on behalf of Owner shall be paid to Manager by Owner within ten (10) days after request.
2.3    Manager shall prepare annualized budgets for the operation of the Premises. These budgets shall be for planning and informational purposes only, and the Manager shall have no liability to the Owner for any failure to meet any such budget. However, Manager will use its commercially reasonable efforts to operate the Premises within the approved budget.
3. THE OWNER AGREES:
3.1    The Owner agrees and does hereby give the Manager the following exclusive authority and powers (all of which shall be exercised in the name of Manager, and the Owner agrees to assume all expenses in connection therewith:
3.1 (a)    (i) to hire, supervise, discharge, and pay all labor required for the operation and maintenance of the Premises, including, but not limited to, on-site personnel, managers, assistant managers, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Premises, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at, or for the benefit of, the Premises (all of whom shall be deemed employees of the Premises, not of the Manager). All expenses of such employment shall be deemed operational expenses of the Premises;
(ii) to make, or cause to be made, all ordinary repairs and replacements necessary to preserve the Premises in its present condition and for the operating efficiency thereof, and all alterations required to comply with lease requirements, and to decorate the Premises;
(iii) to negotiate and enter into, as Manager of the Owner, the following: contracts for all items on budgets that have been approved by Owner; any emergency services or repairs for items not exceeding $5,000.00; appropriate service agreements and labor agreements for normal operation of the Premises, which have terms not to exceed three (3) years; agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating, and legal services in connection with the leases and service agreements relating to the Premises; other services as the Manager may consider appropriate; and to purchase supplies and pay all bills. Manager shall use its commercially reasonable efforts to obtain the foregoing services and utilities for the Premises at the most economical costs and terms available to Manager. Owner hereby appoints Manager as Owner's authorized Manager for the purpose of executing all such contracts.

In addition, Owner agrees to specifically assume in writing all obligations under all such contracts so entered into by the Manager, on behalf of the Owner, upon the termination of this Agreement and Owner shall indemnify, protect, save, defend and hold the Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or in any way related to such contracts and which relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of Manager's willful misconduct, gross negligence and/or unlawful acts; and
(iii) to secure the approval of, and execution of appropriate contracts by, the Owner for any non-budgeted and non-emergency repair and maintenance items, alterations or other expenditures in excess of $5,000.00 for any one item, securing for each item at least three (3) written bids, if practicable, or providing evidence satisfactory to Owner that the contract amount is lower than industry standard pricing, from responsible contractors.
Additionally, Manager shall have the right, from time to time during the term hereof, to contract with and make purchases from subsidiaries and affiliates of the Manager, provided that contract rates and prices are competitive with other available sources. Manager may at any time, and from time to time, request and receive the prior written authorization of Owner for any one or more purchases or other expenditures, notwithstanding that the Manager may otherwise be authorized hereunder to make such purchases or expenditures;
3.1 (b)    to collect rents and/or assessments and other items, including, but not limited to, tenant payments for real estate taxes, property liability and other insurance, damages and repairs, tenant's share of the common area maintenance costs of the Premises (“CAM Costs”), tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, and other miscellaneous income, due or to become due (all such items being referred to herein as “Gross Income”) and give receipts therefore and to deposit all such Gross Income collected hereunder in the Manager's custodial account, which the Manager will open and maintain, in a state or national bank of the Manager's choice whose deposits are insured by the Federal Deposit Insurance Corporation, exclusively for the Premises and any other properties owned by Owner and managed by Manager. Owner agrees that Manager shall be authorized to maintain a reasonable minimum balance (to be determined jointly from time to time) in such account. Manager shall also be entitled to retain, from Gross Income, such amounts as are necessary to pay anticipated ordinary current and future expenses of the Premises. Manager may endorse all checks received in connection with the operation of the Premises and drawn to the order of the Owner, and the Owner shall, upon request, furnish the Manager's depository with an appropriate authorization for the Manager to make such endorsement;
3.1 (c)    to pay all expenses of the Premises from the Gross Income collected in accordance with

Section 3.1(b) above, from the Manager's custodial account. It is understood that the Gross Income will be used first, to pay operational expenses, including compensation to the Manager in the form of the Property Management Fee (as defined in Section 5 hereof); second, to pay any mortgage indebtedness, including real estate tax and insurance impounds; and third, to pay the compensation to the Manager in the form of the Asset Management Fee (as defined in Section 5 hereof); provided however, such payments will only be made if sufficient Gross Income is available; provided, further, that nothing in this Agreement shall be interpreted in such a manner as to obligate the Manager to pay from Gross Income, any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent the Owner advances additional funds to pay such expenses; and
3.1 (d)    to collect and handle tenants' security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of the Owner of the Premises, with applicable state or local laws concerning security deposits and interest thereon, if any.
3.2    The Manager shall not be required to advance any monies for the care or management of the Premises, including personnel expenses for services rendered for the benefit of the Premises, and the Owner agrees to advance all monies necessary therefore. If the Manager, or an affiliate, elects to advance any money in connection with the Premises, the Owner agrees to reimburse the Manager or affiliate forthwith and hereby authorizes the Manager to deduct such advances from any monies due the Owner.
3.3    The Owner agrees and does hereby give Manager the exclusive authority to procure, or cause a third party to procure, and carry Public Liability Insurance, Fire and Extended Coverage Insurance, Burglary and Theft Insurance, Rental Interruption Insurance, Flood Insurance (if appropriate) and Boiler Insurance (if appropriate) naming the Owner and Manager as insureds, which policies shall be adequate to protect their interests and in form, substance, and amounts reasonably determined by the Manager. The premiums for all such insurance shall be paid by the Manager from Gross Income as part of operational expenses, provided sufficient Gross Income is available. All such insurance policies shall provide that Manager shall receive at least thirty (30) days' written notice prior to cancellation of the policy.
3.4    In connection with any insured losses or damages, the Owner agrees and does hereby give Manager the exclusive authority to handle all steps necessary regarding any such claim; provided, that the Manager will not make any adjustments or settlements in excess of $10,000.00 without the Owner's prior written consent.
3.5    Notwithstanding anything to the contrary contained in this Agreement, Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated by Manager and performed by a person or entity (each, a “Submanager”), with whom Manager is permitted to contract for the purpose of performing such duties. Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided, that Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager's fee or for reimbursement to the Submanager of its expenses; provided, further, that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify the Owner for all loss, damage or claims incurred by Owner as a result of the willful misconduct, gross negligence or unlawful acts of the Submanager. Owner further acknowledges and agrees that Manager may assign this Agreement and all of Manager's rights and obligations hereunder, to another management entity that is affiliated with Manager (“Successor Manager”). Owner specifically grants Manager the authority to make such an assignment to a Successor Manager.
4. THE OWNER FURTHER AGREES:
4.1    Owner agrees to indemnify, defend, protect, save, and hold the Indemnified Parties harmless from any and all Losses in connection with or in any way related to the Premises and from liability for damage to the Premises and injuries to or death of any person whomsoever, and damage to property; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager or any of the other Indemnified Parties. Manager and any Submanager shall not be liable for any error of judgment or for any mistake of fact or law undertaken or omitted in good faith, or for anything which it may do or refrain from doing, except in cases of willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction).
4.2    Owner hereby warrants and represents to Manager that to the best of Owner's knowledge, neither the Premises, nor any part thereof, has previously been or is presently being used to treat, deposit, store, dispose of or place any hazardous substance, that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Furthermore, Owner agrees to indemnify, protect, defend, save and hold the Indemnified Parties harmless from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on the Premises.

4.3    Owner agrees to give adequate advance written notice to the Manager if the Owner desires that Manager make payment, out of Gross Income, to the extent funds are available after the payment of the Manager's compensation as contained in Section 5 and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or fire, boiler or any other insurance premiums. In no event shall Manager be required to advance its own money in payment of any such indebtedness, taxes, assessments or premiums.
5. Compensation.
5.1    Owner agrees to pay Manager a monthly management fee for performing the services set forth in this Agreement in an amount equal to: (a) __________ percent (_.__%) of the Gross Income for the month for which the payment is made (the “Property Management Fee”); and (b) $_____.__ (the “Asset Management Fee,” and together with the Property Management Fee, the “Management Fee”), which Management Fee shall be deducted monthly by the Manager and retained by the Manager from Gross Income in accordance with Section 3.1(c). Owner acknowledges and agrees that Manager may pay or assign all or any portion of its Property Management Fee to a Submanager as described in Section 3.5 hereof.
5.2    [In the event the Premises is leased to a single tenant, said Section 5.2 will be applicable.] The Owner shall pay to the Manager a monthly administrative fee in consideration for collecting the tenant's share of the CAM Costs, pursuant to the terms of the Premises lease (the “Administrative Fee”), in an amount equal to ________ percent (__._%) of the CAM Costs collected by the Manager for the month in which the Administrative Fee is paid; provided, that this amount may be offset by any administrative charges actually collected from the tenant pursuant to the Premises lease in connection with annual CAM reconciliations and tenant chargebacks for same. The Administrative Fee shall be retained by the Manager from the CAM Costs collected at the end of each month for the preceding month. Owner acknowledges and agrees that Manager may pay or assign all or any portion of this Administrative Fee to a Submanager as described in Section 3.5 hereof.
5.3    If the Premises is refinanced, Owner shall pay Manager a fee equal to one percent (1%) of the new mortgage loan amount, plus reimbursement of any out-of-pocket expenses incurred by the Manager in connection with the financing, including but not limited to third party reports, legal fees, application fees, and mortgage brokerage fees to both non-affiliate and affiliate mortgage brokers.
5.4    Upon the sale of the Premises, Owner shall pay to Manager, or an affiliate thereof, a back-end sales commission in an amount not to exceed the lesser of (i) one-half of the real estate or brokerage commission that is reasonable, customary, and competitive for the sale of property comparable to the Premises in size, type and location; or (ii) one and one-half percent (1.5%) of the gross sales price of the Premises (the

“Disposition Fee”); provided, however, in no event shall the sum of the Disposition Fee and any commissions paid to unaffiliated third parties in connection with the sale of the Premises exceed the lesser of: (x) the real estate or brokerage commission that is reasonable, customary, and competitive for the sale of property comparable to the Premises in size, type and location; or (y) an amount equal to three percent (3%) of the gross sales price of the Premises.
5.5    Manager may decide, in its sole discretion, to be paid an amount less than the total amounts to which it is entitled with respect to any fee described in this Section 5, and the excess amount that is not paid may, in the Manager's sole discretion, be waived permanently or, as applicable, deferred or accrued, without interest, to be paid at a later point in time.
5.6    If the Owner requests any services beyond those specified herein, Manager may agree to provide the requested services upon terms mutually agreeable to Owner and Manager.
6.    IT IS MUTUALLY AGREED THAT:
6.1    The Owner expressly withholds from the Manager any power or authority to make any structural changes in any building, or to make any other major alterations or additions in, or to, any such building or equipment therein, except as required by law; or to incur any expense chargeable to the Owner, other than expenses related to exercising the express powers above vested in the Manager, except such emergency repairs as may be required to ensure the safety of persons or property, or which are immediately necessary for the preservation and safety of the Premises, or the safety of the tenants and occupants thereof, or are required to avoid the suspension of any necessary service to the Premises.
6.2    The Manager shall be responsible for notifying Owner in the event Manager receives notice that any improvements on the Premises or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to the Owner any complaints, warnings, notices or summonses received by it relating to such matters. The Owner represents that to the best of its knowledge the improvements on the Premises and such equipment comply with all such requirements and authorizes the Manager to disclose the Owner of the Premises to any such officials and agrees to indemnify, protect, defend, save and hold the Manager and the other Indemnified Parties harmless of and from any and all Losses which may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

    6.3    In the event it is alleged or charged that any improvements on the Premises or any equipment therein or any act or failure to act by the Owner with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and the Manager, in its sole and absolute discretion, considers that the action or position of the Owner, with respect thereto, may result in damage or liability to the Manager, the Manager shall have the right to cancel this Agreement at any time by written notice to the Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such cancellation shall not release the indemnities of the Owner set forth in this Agreement, including, but not limited to, those set forth in Sections 1.1, 4.1 and 4.2 and shall not terminate any liability or obligation of the Owner to the Manager for any payment, reimbursement, or other sum of money then due and payable to the Manager hereunder.
6.4    All personnel expenses, including but not limited to, wages, salaries, insurance, fringe benefits, employment related taxes and other governmental charges, shall be charges incurred in connection with the Premises for purposes of Section 3.2 hereof, to the extent such expenses are apportioned by the Manager to services rendered for the benefit of the Premises. The number and classification of employees serving the Premises shall be as determined by the Manager to be appropriate for the proper operation of the Premises; provided, that the Owner may request changes in the number or classifications of employees, and the Manager shall make such changes unless, in its judgment, the resulting level of operation or maintenance of the Premises will be inadequate. The Manager shall honor any collective bargaining contract covering employment at the Premises which is in effect upon the date of execution of this Agreement; provided, that the Manager shall not assume or otherwise become a party to such contract for any purpose whatsoever and all personnel subject to such contract shall be considered the employees of the Premises and not the Manager.
6.5    Manager is prohibited from directing a tenant away from renewing a Premises lease, or a replacement tenant away from entering into a Premises lease, and toward leasing a property owned by Manager or any an affiliate of Manager and located within a five-mile radius.
7.    The Owner shall pay or reimburse the Manager for any sums of money due it under this Agreement for services and advances prior to termination of this Agreement. All provisions of this Agreement that require the Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse the Manager shall survive any expiration or termination of this Agreement and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been the Manager for the Owner, such provisions shall apply as if this Agreement were still in effect. The parties understand and agree that the Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of the Manager to pay bills previously incurred, the Owner shall advance sufficient funds to the Manager to ensure fulfillment of Manager's obligation to do so within ten (10) days of receipt of notice and an itemization of such unpaid bills.
8.    Owner acknowledges that if Manager retains a Submanager to perform some of its functions pursuant to this Agreement, such as a property manager, then Submanager shall be entitled to all of the rights, and be subject to all of the liabilities, of this Agreement especially those set forth in Sections 2, 3, 4, 5 and 6 hereof.
9.    Nothing contained herein shall be construed as creating any rights in third parties who are not the parties to this Agreement (other than in favor of any Inland Guarantor with respect to the Release of the Inland Guarantor as set forth in Section 1.1 hereof and the remedy set forth in Section 16 hereof and other than any Submanager retained by Manager), nor shall anything contained herein be construed to impose any liability upon Owner or Manager for the performance by the Owner or Manager under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Owner and Manager or to cause either party to be responsible in any way for the debts or obligations of the other or any other party (but nothing contained herein shall affect Manager's responsibility to transmit payments for the account of Owner as provided herein), it being the intention of the parties that the only relationship hereunder is that of Manager and principal.
10.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the laws of the State of Illinois.
11.    This Agreement shall be binding upon the successors and assigns of the Manager and the heirs, administrators, executors, successors, and assignees of the Owner. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto.

12.    If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party's court costs and attorneys' fees incurred in the enforcement of any provision of this Agreement.
13.    The failure of either party to this Agreement to, in any one or more instances, insist upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue in full force and effect as if no such forbearance or waiver had occurred.
14.    This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.
15.    All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery (or Saturday delivery, if desired) at the other party's address set forth below, or by telecopy transmission at the other party's facsimile telephone number set forth below. Notices given by personal delivery (i.e. by the sending party or a messenger) shall be deemed given on the date of delivery, Notices given by overnight courier service shall be deemed given on the date of delivery by the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission. If any party's address is a business, receipt by a receptionist, or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices. The term, Business Day, means any day other than Saturday, Sunday or any other day on which banks are required or are authorized to be closed in Chicago, Illinois. The parties' addresses are as follows:
FOR OWNER:
__________ Venture DST,
a Delaware Statutory Trust
ATTN: Joseph Binder
2901 Butterfield Road
Oak Brook, Illinois 60523
Fax: #630/645-3783
FOR MANAGER:
__________ Venture Exchange, L.L.C.,
a Delaware limited liability company
ATTN: Venton J. Carlston
2901 Butterfield Road
Oak Brook, Illinois 60523
Fax: #630/645-3783

16.    The parties hereby agree that in the event of a termination or threatened termination of this Agreement by Owner without complying with the terms of Section 1.1 hereof requiring Owner to obtain the Release in favor of Inland Guarantor, either of Manager or any Inland Guarantor may seek injunctive relief against Owner to restrain such termination, the parties agreeing that the remedy at law for a breach of such covenant is not adequate.
[BALANCE OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures as of the date first above written.
OWNER:

__________ Venture DST, a Delaware statutory trust

By:     __________ Venture Exchange, L.L.C.,
a Delaware limited liability company, its signatory trustee

By:     Inland Private Capital Corporation,
    a Delaware corporation, its sole member

By:     __________________________

Its: __________________________

MANAGER:

__________ Venture Exchange, L.L.C., a Delaware limited liability company

By:	Inland Private Capital Corporation,
a Delaware corporation, its sole member

By: _________________________

Its: _________________________

EXHIBIT “A”
Legal Description (See Attached)

EXHIBIT B
FORM OF SUB-MANAGEMENT AGREEMENT
THIS SUB-MANAGEMENT AGREEMENT (this “Agreement”), dated as of _______ __, 20__ (the “Commencement Date”), is entered into by and __________ Venture Exchange, L.L.C., a Delaware limited liability company (“MANAGER”), and Inland Commercial Property Management, Inc. (“SUB-MANAGER”), an Illinois corporation.
WITNESSETH
A.    MANAGER and __________ Venture DST, a Delaware statutory trust (“Owner”), have entered into a certain Management Agreement (“Prime Agreement”), whereby Manager agreed to provide certain management services to OWNER with respect to property commonly known as ______________ located at __________________, (the “Premises”). The Prime Agreement provides that MANAGER may delegate some or all of its duties to a submanager; and
B.    MANAGER wishes to engage SUB-MANAGER as MANAGER’S subagent to provide certain of MANAGER’S duties under the Prime Agreement on the terms set forth herein and SUB-MANAGER agrees to accept such engagement.
NOW THEREFORE, in consideration of the covenants herein contained, the receipt of which is hereby acknowledged, MANAGER and SUB-MANAGER agree as follows:
1.MANAGER EMPLOYS SUB-MANAGER:
MANAGER hereby employs the SUB-MANAGER to operate and manage the Premises upon the terms and conditions hereinafter set forth, for a term beginning on the Commencement Date and ending _______ __, 20__. The term of the Agreement shall thereafter automatically renew for successive one-year periods. This Agreement shall automatically terminate upon the termination of the Prime Agreement.
2.    THE SUB-MANAGER AGREES:
2.1    To manage the Premises to the extent, for the period, and upon the terms herein provided. SUB-MANAGER shall have and maintain all necessary licenses and permits to perform management services at all times during the term of this Agreement and shall be qualified to do business in the state in which the Premises is located.
2.2    To render monthly narrative reports to the MANAGER describing the general activity on the Premises to the individual and address as directed by the MANAGER from time to time and to render monthly statements of receipts, disbursements and charges generated or incurred in connection with the Premises.
2.3    To hire and supervise all engineers, janitors, and other employees required for the operation and maintenance of the Premises. All such personnel shall be employees or independent contractors of SUB-

MANAGER and not of MANAGER. SUB-MANAGER shall be solely responsible for compliance with all applicable laws and regulations, including without limitation, workman’s compensation, social security, unemployment, tax withholding and reporting, conditions of employment and the employment relationship. SUB-MANAGER shall pay, without contribution or reimbursement from MANAGER, unless otherwise expressly provided herein, all costs, including salaries, wages, and other compensation of all employees or independent contractors of SUB-MANAGER providing the services which are the subject of this Agreement.
2.4    To rent or lease the Premises on terms as approved by MANAGER.
2.5    To: (i) terminate tenancies and to sign and serve such notices as are deemed necessary by the SUB-MANAGER; (b) institute and prosecute actions to evict tenants and to recover possession of the Premises; (c) sue for and recover rent and other sums due; and (d) settle, compromise, and release such actions or suits, or reinstate such tenancies.
3.    OBLIGATIONS OF THE PARTIES:
3.1    Except as to obligations of tenants of the Premises therefor, SUB-MANAGER agrees to make or cause to be made all ordinary repairs and replacements necessary to preserve the Premises in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements, and to decorate the Premises. SUB-MANAGER shall negotiate and enter into, as agent of the MANAGER, contracts for items approved in the operating budget for the Premises, nonrecurring items not exceeding $5,000.00, or appropriate service agreements for normal operation of the Premises and agreements for all necessary repairs, maintenance, and minor alterations. Notwithstanding the foregoing, unless set forth in the operating budget for the Premises, MANAGER must approve all such expenditures exceeding $5,000.00 prior to such expenditure being made, SUB-MANAGER securing for each such item at least three (3) written bids, if practicable, from responsible contractors, except emergency repairs in excess of such amount, if, in the reasonable opinion of the SUB-MANAGER, such repairs are necessary to protect the Premises from damage or to maintain services to the tenants. MANAGER shall cause the OWNER to execute such contracts and perform such other acts as OWNER is obligated to execute and perform under Section 3.2 of the Prime Agreement.
3.2    SUB-MANAGER shall collect all rents, charges, assessments and other items due or to become due from tenants.
3.3    SUB-MANAGER shall collect and handle tenants’ security deposits and comply, on behalf of the OWNER of the Premises, with applicable state or local laws concerning the SUB-MANAGER’s responsibility for security deposits and interest thereon, if any.
3.4    SUB-MANAGER shall not be required to advance any monies for the care or management of the Premises, and MANAGER shall cause OWNER to advance all monies necessary therefor. If SUB-MANAGER shall elect to advance any money in connection with the Premises, MANAGER shall cause OWNER to reimburse the SUB-MANAGER forthwith and hereby authorizes the SUB-MANAGER to deduct such advances from any monies due OWNER.

3.5    In connection with any insured losses or damages, SUB-MANAGER shall handle all steps necessary regarding any such claim; provided that the SUB-MANAGER will not make any adjustments or settlements in excess of $5,000.00 without MANAGER’s prior written consent.
4.    INDEMNITY AND INSURANCE:
4.1    The SUB-MANAGER agrees to indemnify, defend, protect, save and hold the MANAGER and OWNER and all of their respective shareholders, officers, directors, managers, members, partners, employees, agents, successors and assigns, harmless from any and all claims, causes of action, demands, suits, proceedings, losses, judgments, damages, awards, liability, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever, as a result of the willful misconduct, gross negligence, malfeasance or unlawful acts of the SUB-MANAGER, its employees, agents, contractors, successors, and assigns in connection with the Premises and this Agreement.
4.2    The MANAGER agrees to indemnity, defend, protect, save and hold the SUB-MANAGER and all of its shareholders, officers, directors, managers, members, partners, employees and agents, harmless from any and all claims, causes of action, demands, suits, proceedings, losses, judgments, damages, awards, liability, liens, fines, costs, attorneys fees and expenses, of every kind and nature whatsoever, as a result of the willful misconduct, gross negligence, malfeasance or unlawful acts of the MANAGER, its employees, agents, contractors, successors and assigns in connection with the Premises and this Agreement.
4.3    The SUB-MANAGER agrees to procure and maintain at its sole cost and expense at all times during the term of this Agreement the types of insurance, amounts thereof and in companies, all as approved by MANAGER in order to protect the OWNER and MANAGER from the acts, errors and omissions of the SUB-MANAGER, its officers, officials, subcontractors, joint venture, partners, agents or employees.
5.    COMPENSATION:
5.1    The MANAGER agrees to pay the SUB-MANAGER each month as its management fee hereunder an amount equal to ___ and ______ percent (_.__%) of the gross income generated by the Premises and collected by the SUB-MANAGER for the month in which the management fee is paid. The management fee will be retained by the SUB-MANAGER from the monies collected at the end of each month for the preceding month.
5.2    [In the event the Premises is leased to a single tenant, said Section 5.2 will be applicable.] In addition to any compensation payable pursuant to Section 5.1, the MANAGER agrees to pay the SUB-MANAGER a monthly administrative fee in consideration for collecting the tenant’s share of the common area maintenance costs of the Premises (“CAM Costs”), pursuant to the terms of the Premises lease. The amount of the monthly administrative fee shall be equal to _______ percent (__._%) of the CAM Costs collected by the SUB-MANAGER for the month in which the administrative fee is paid. This administrative fee will be retained by the SUB-MANAGER from the CAM Costs collected at the end of each month for the preceding month.

5.3    SUB-MANAGER’s obligation to perform any services for the MANAGER with respect to the Premises beyond those specified herein shall arise only if the parties agree upon compensation to be received by the SUB-MANAGER for such services.
6.    IT IS MUTUALLY AGREED THAT:
6.1    The MANAGER expressly withholds (in addition to all other authority withheld from SUB-MANAGER pursuant to the terms of this Agreement) from the SUB-MANAGER any power or authority to make any structural changes in or to any building or to make any other alterations or additions in or to any such building or equipment therein, to incur any expense chargeable to the MANAGER other than expenses related to exercising the express powers above vested in the SUB-MANAGER, or any other right reserved to MANAGER, without the prior written direction of the following person:
Venton J. Carlston
__________ Venture Exchange, L.L.C.
2901 Butterfield Road
Oak Brook, IL 60523
except such emergency repairs as may be required because of danger to the safety of persons or property or which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary service to the Premises. The person identified above shall be the MANAGER’s exclusive representative for all purposes hereof, and the SUB-MANAGER shall have the absolute right to rely upon all decisions, approvals and directions of such person. Such representative shall have the right to designate a successor representative by prior written notice to the SUB-MANAGER.
6.2    Except as to obligations of tenants of the Premises therefore, the SUB-MANAGER, at the expense of the OWNER, shall maintain the Premises and any equipment therein in conformance with the requirements of all statutes, ordinances, laws and regulations of any governmental body or public authority or official thereof, and to notify the MANAGER promptly and forward to the MANAGER promptly any notices, complaints or summons received by SUB-MANAGER relating to the Premises and shall promptly notify MANAGER of any incidents at Premises including, without limitation, any incident involving personal injury and/or property damage.
6.3    The SUB-MANAGER is prohibited from directing a tenant away from renewing a Premises lease, or a replacement tenant away from entering into a Premises lease, and toward leasing a property owned by SUB-MANAGER or any an affiliate of SUB-MANAGER and located within a five-mile radius.
7.    This Agreement may be terminated by either party, prior to the termination date specified in Section l or the termination date of any renewal term, for default by the defaulting party hereunder (after the non-defaulting party provides notice to the defaulting party of the default and the defaulting party fails to cure such default within a reasonable period of time thereafter), by the non-defaulting party providing no less than sixty (60) days prior written notice of such termination to the defaulting party. This Agreement may also be terminated by MANAGER upon sixty (60) days’ prior written notice to SUB-MANAGER in the event the Premises are sold to a bona fide third party purchaser at any time during the term hereof. Upon any termination of this Agreement, SUB-MANAGER shall immediately: (a) pay to MANAGER all income from the Premises in its possession less any management fees or other sums due SUB-MANAGER hereunder; (b) deliver to MANAGER all unpaid invoices for the Premises as received by SUB-MANAGER; and (c) deliver to MANAGER all books and records, service contracts, leases and warranties for the Premises.
8.    The MANAGER shall pay or reimburse the SUB-MANAGER for any sums of money due it under this Agreement for services and advances for actions prior to termination, for any termination of this Agreement. All provisions in this Agreement that require the MANAGER to have insured, or to protect, defend, save and indemnify or to reimburse the SUB-MANAGER and its shareholders, officers, directors, employees, successors and assigns shall survive the termination of this Agreement. All provisions of this Agreement that require the SUB-MANAGER to have insured, or to protect, defend, save and indemnify or to reimburse the MANAGER and OWNER and their shareholders, officers, directors, employees, successors and assigns shall survive any termination and, if MANAGER or OWNER is or becomes subsequent to termination involved in any claim, proceeding or litigation wherein such insurance or indemnity would apply, such provisions shall apply as if this Agreement were still in effect.
9.    Nothing contained herein shall be construed as creating any rights in third parties who are not the parties to this Agreement, nor shall anything contained herein be construed to impose any liability upon MANAGER or SUB-MANAGER for the performance of the MANAGER or SUB-MANAGER under any other agreement they have entered into or may in the future enter into, without the express written consent of the other first had and obtained.
10.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the laws of the State of Illinois.
11.    Neither party hereto may assign any of its respective obligations under this Agreement without the prior written consent of the other party. Any attempted assignment in violation of this Section 11 shall be void. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto. Notwithstanding anything to the contrary herein, the SUB-MANAGER may assign this Agreement to any other entity that is an affiliate of Inland Real Estate Corporation, subject to any required lender approval.
12.    In the event that either of the parties institutes litigation to enforce the terms and provisions of this Agreement, the prevailing party in such litigation shall be entitled to recover all costs and fees, including, without limitation, all reasonable attorney’s and paralegal fees through all appellate proceedings, that such prevailing party incurs as a result of such litigation.
13.    The failure of either party herein to, in any one or more instances, insist upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue in full force and effect as if no such forbearance or waiver had occurred.
14.    This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.
15.    All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery (or Saturday delivery, if desired) at the other party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e. by the sending party or a messenger) shall be deemed given on the date of delivery, Notices given by overnight courier service shall be deemed given on the date of delivery by the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission. If any party’s address is a business, receipt by a receptionist, or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices. The term, Business Day, means any day other than Saturday, Sunday or any other day on which banks are required or are authorized to be closed in Chicago, Illinois. The parties’ addresses are as follows:

For the SUB-MANAGER:	For the MANAGER:
D. Scott Carr	Venton J. Carlston
Inland Commercial Property Management, Inc.	__________ Venture Exchange, L.L.C.
2901 Butterfield Road	2901 Butterfield Road
Oak Brook, IL 60523	Oak Brook, IL 60523

[Remainder of Page Intentionally Left Blank]

WHEREFORE, the parties hereto have affixed or caused to be affixed their respective signatures as of the date first above written.

SUB-MANAGER:

Inland Commercial Property Management, Inc., an Illinois corporation

By:
Its:

MANAGER:

__________ Venture Exchange, L.L.C., a Delaware limited liability company By: Inland Private Capital Corporation, a Delaware corporation, its sole member

By:
Its:

EXHIBIT C
__________ DST
$__________ OF BENEFICIAL INTERESTS
MINIMUM PURCHASE FOR SECTION 1031 INVESTORS: $__________
MINIMUM PURCHASE FOR CASH INVESTORS: $__________

PLACEMENT AGENT AGREEMENT
This Placement Agent Agreement (the “Agreement”) is made as of this __ day of _________, 20__ (the “Effective Date”) by and between __________ DST, a Delaware statutory trust (the “Seller”), and Inland Securities Corporation, a Delaware corporation (the “Placement Agent”). The Seller is offering on a “best efforts” basis up to $__________ of Beneficial Interests (the “Interests”), for a purchase price equal to $__________ per 1% Interest (the “Offering”), upon the terms and conditions set forth in the Private Placement Memorandum dated __________ __, 20__ (the “Private Placement Memorandum”). Capitalized terms used but not defined herein will have the same meanings as ascribed to those terms in the Private Placement Memorandum.
The Placement Agent is engaged in the business of selling securities, and the Placement Agent desires to provide such services to the Seller with respect to the Offering; and the Seller is willing to engage the Placement Agent to provide such services subject to the terms and conditions set forth below.
In consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties agree as follows:
1.Representation and Warranties of the Seller. The Seller hereby represents, warrants and agrees as follows:
(a)    No Registration of the Interests. The Interests are not required to be, and have not and will not be, registered with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), in connection with the Offering. No registration statement relating to the Interests is required to be, has been or will be filed under the securities laws of any state. The Interests will be offered and sold in reliance upon applicable exemptions from registration under the laws, regulations and policy statements of the United States and the applicable states. In particular, the Seller has not engaged in any activity that would constitute a general solicitation or general advertising in connection with the offer or sale of the Interests.
(b)    Private Placement Memorandum. At all times during the Offering Period (as hereinafter defined), the Private Placement Memorandum will not include any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that the Seller makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Placement Agent furnished to the Seller in writing by or on behalf of the Placement Agent expressly for use in the Private Placement Memorandum, or any amendment or supplement thereto.

(c)    No Subsequent Material Events. Subsequent to the respective dates as of which information is given in the Private Placement Memorandum and prior to the Termination Date, except as contemplated in the Private Placement Memorandum or as disclosed in a supplement or amendment thereto, the Seller has not and will not have:
(i)    incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business; or
(ii)    entered into any material transaction not in the ordinary course of business and there has not been and will not be any material adverse change in the financial position or results of operations of the Seller.
(d)    Status. The Seller is a Delaware Statutory Trust duly formed and validly existing under Delaware law.
(e)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Seller and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights and remedies generally or by equitable principles relating to the availability of remedies).
(f)    Pending Actions. There is no material action, suit or proceeding pending or, to the knowledge of the Seller, threatened, to which the Seller is a party, before or by any court or governmental agency or body, that adversely affects the Offering.
(g)    Non-contravention. The performance of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof, do not and will not result in a material breach of any of the terms and provisions of, or constitute a material default under, any statute, indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument to which the Seller is a party or by which the Seller or its properties are bound, or under any rule or regulation or order of any court or other governmental agency or body with jurisdiction over the Seller or any of its properties; and no consent, approval, authorization or order of any court or governmental agency or body has been or is required for the performance of this Agreement or for the consummation of the transactions contemplated hereby (except as may be required under the applicable “blue sky” or other state securities laws in connection with the offer and sale of the Interests or under the laws of states in which the Seller may own real properties in connection with its qualification to transact business in such states or as may be required by subsequent events that may occur).
(h)    Federal Income Tax Laws. The Seller has obtained an opinion from its tax counsel stating that, subject to the qualifications, assumptions and limitations set forth therein, under existing federal income tax laws and regulations, counsel is of the opinion that the purchase of the Interests by the Investors in the Trust as described in the Private Placement Memorandum should lead to the Interests being classified as undivided Interests in real estate under Section 1031 of the Internal Revenue Code.
2.    Representation and Warranties of the Placement Agent. The Placement Agent hereby represents, warrants and agrees as follows:
(a)    Status. The Placement Agent is a Delaware corporation duly formed and validly existing under Delaware law.

(b)    Broker-Dealer. The Placement Agent is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and is licensed as a broker-dealer in all fifty states, Puerto Rico and the District of Columbia. All registered representatives acting on behalf of the Placement Agent have the appropriate license(s) to offer and sell the Interests.
(c)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Placement Agent and constitutes the valid and binding agreement of the Placement Agent, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights or remedies generally or by equitable principles relating to the availability of remedies).
(d)    The Placement Agent has not engaged in any activity that would constitute a general solicitation or general advertising in connection with the offer or sale of the Interests.
3.    Offering and Sale of Interests. On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, the Seller hereby appoints the Placement Agent as its exclusive placement agent to offer, on a “best efforts” basis, and to cause participating dealers (as described in Section 3(a) hereof) to offer, on a “best efforts” basis, Interests on the terms and conditions set forth in the Private Placement Memorandum and in the Purchase Agreement, in substantially the form included with the Private Placement Memorandum (the “Purchase Agreement”), and the Placement Agent agrees to offer and sell Interests on a “best efforts” basis during the period commencing with the Effective Date and ending on the Termination Date (the “Offering Period”).
(a)    Soliciting Dealers. The Interests offered and sold through the Placement Agent under this Agreement will be offered and sold only by the Placement Agent and, at the Placement Agent’s sole option, any other securities dealers whom the Placement Agent may retain (collectively, the “Soliciting Dealers”), each of whom are (i) members of FINRA or (ii) other persons legally qualified to sell the Interests, and in either case, only after executing agreements with the Placement Agent and the Seller substantially in the form of the Soliciting Dealer Agreement attached as Exhibit A hereto (the “Soliciting Dealer Agreement”).
(b)    Sales Literature. In addition to and apart from the Private Placement Memorandum, the Placement Agent may use supplemental sales literature that has been previously approved in writing by the Seller, in connection with the Offering. This “sales literature” may include a brochure describing the objectives and strategy of the Seller and may also contain pictures and summary descriptions of the Seller’s properties, as well as audiovisual materials, Internet website and tape presentations highlighting and explaining various features of the Offering, properties of prior real estate programs and real estate investments in general, and articles and publications concerning real estate.
(c)    Purchase Agreements and Purchaser’s Funds. Each person desiring to purchase Interests through the Placement Agent will be required to complete and execute the Purchase Agreement and an investor questionnaire substantially similar to the form of the Investor Questionnaire included with the Private Placement Memorandum (the “Investor Questionnaire” and, together with the Purchase Agreement, the “Investment Documents”) and to deliver such documents to the Placement Agent, together with a check payable to Inland Private Capital Corporation, referencing __________ DST, in the amount of $__________ per 1% Interests purchased in the Offering. Upon receipt of an executed Purchase Agreement and Investor Questionnaire from a prospective investor, the Placement Agent shall promptly transmit the same to the Seller.

The Seller reserves the unconditional right to reject the tender of any purchase. The Seller will promptly notify the Placement Agent of any rejection, and the Seller will return the Investment Documents and any related check to the rejected purchaser.
The Seller and the Placement Agent shall jointly coordinate, through the qualified intermediary who holds the exchange proceeds from the relinquished Properties (if applicable to an acquisition of Interests by a purchaser), the payment of the aggregate purchase price of the Interests to Seller.
Nothing contained in this Section 3 will be construed to impose upon the Seller the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Private Placement Memorandum or to relieve the Placement Agent of the responsibility of complying with the Rules of FINRA or any other applicable regulatory authority.
(d)    Termination of the Offering. The Offering Period will terminate on the earlier of __________ __, 20__, or upon sale of all the Interests, subject in any event to the Seller’s right to terminate the Offering at any time (the “Termination Date”) and the proceeds will be applied as set forth in the Private Placement Memorandum; provided that the Seller may extend such date as provided for in the Private Placement Memorandum, as supplemented.
(e)    Placement Agent Compensation. Subject to the limitations set forth in this Section 3(e), the Seller shall pay to the Placement Agent the following: (i) a selling commission equal to 6.0% of the gross sale price for each Interest for which a sale is completed; (ii) in lieu of reimbursements of specific due diligence expenses, a non-accountable dealer fee equal to 1.25% of the gross sale price for each Interest for which a sale is completed; and (iii) a fee for serving as the Placement Agent equal to 1.4% the gross sale price for each Interest for which a sale is completed. The Placement Agent may reallow to Soliciting Dealers all or some portion of the selling commission and non-accountable dealer fee received by the Placement Agent pursuant to clauses (i) and (ii) of the preceding sentence; the Placement Agent shall not, however, reallow any portion of the fee provided for in clause (iii) of the preceding sentence. Notwithstanding any other provisions of this Section 3(e), in no event shall the Seller pay any selling commissions or other fees to the Placement Agent in connection with any Special Sale or with the sale of Interests directly by the Seller. For purposes of this Agreement, the term “Special Sale” means any sale of Interests to prospective investors who are: (A) officers, directors or employees of The Inland Group, Inc., Inland Real Estate Investment Corporation, Inland Securities Corporation or any of their direct or indirect wholly-owned subsidiaries; (B) officers, directors or employees of any investment program, including any real estate investment trust, or REIT, previously sponsored by Inland Real Estate Investment Corporation; (C) any “immediate family member” of any person described in the foregoing clauses (A) and (B); (D) any trust established for the benefit of any person described in the foregoing clauses (A), (B) and (C); or (E) any entity or organization controlled by any person described in the foregoing clauses (A), (B) and (C). The term “immediate family member” means, and is limited to, the applicable person’s spouse, domestic partner, child, sibling, parent, grandparent or grandchild, whether related by birth, marriage or adoption.
The Seller shall pay to the Placement Agent all selling commissions and fees payable under this Agreement once the closing of the sale of the respective Interest has been completed and the proceeds therefrom are paid to the Seller. Selling commissions and fees payable under this Agreement with respect to any sale of Interests prior to the termination of this Agreement or other termination of the Offering shall remain payable by Seller as if such termination of this Agreement or the Offering had not occurred. Notwithstanding the foregoing, it is understood and agreed that no commission or fee will be payable with respect to any earnest money deposit or any particular Interests if the Seller, in its sole discretion, rejects a proposed purchaser’s Investment Documents.

4.    Covenants of the Seller. The Seller covenants and agrees as follows:
(a)    Private Placement Memorandum. Upon the request of the Placement Agent, the Seller shall promptly provide to the Placement Agent copies of the Private Placement Memorandum and reasonable quantities of any sales literature.
(b)    Amendments and Supplements. If at any time during the Offering Period, any event occurs that, to the knowledge of the Seller, will result in the Private Placement Memorandum (as then amended or supplemented) stating any untrue statement of a material fact, or omitting to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time, the Seller shall promptly notify the Placement Agent thereof and shall prepare and distribute an amendment or supplement to the Private Placement Memorandum.
(c)    Certain Actions Prohibited. The Seller shall not publish or engage in any form of general solicitation or advertising relating to the Offering or the Interests.
(d)    Authority to Perform Agreements. The Seller undertakes to obtain all consents, approvals, authorizations or orders of any court or governmental agency or body required for the performance of this Agreement by the Seller.
(e)    Qualification to Transact Business. The Seller shall take all steps necessary to ensure that at all times during the Offering Period, the Seller is validly existing as a Delaware Statutory Trust and will be qualified to do business in all jurisdictions in which the conduct of its business requires such qualification and where such qualification is required under local law.
(f)    Investment Company Act. The Seller on the date hereof, and at all times during the term of this Agreement shall be a company that is not required to register or is exempt from registration as an investment company under the Investment Company Act of 1940, as amended.
(g)    Exemption from Registration and Qualification. The Seller will use its best efforts to maintain the exempt status of the Interests and will promptly advise the Placement Agent in the event that any jurisdiction deems that the Interests are not exempt from registration and qualification in any jurisdiction, or in the event of the institution of any proceedings related to the status of the Interests.
5.    Covenants of the Placement Agent. The Placement Agent covenants and agrees as follows:
(a)    Sale of Interests. The offer and sale of the Interests shall be made solely in a manner necessary to permit the Seller to rely upon the exemption from the registration requirements of Section 5 of the 1933 Act and the corresponding Rules and Regulations, and the exemptions from registration established by the applicable “blue sky” or other state securities laws. The Placement Agent shall not publish or engage in any form of general solicitation or advertising relating to the Offering or the Interests.
(b)    No Additional Information. In offering the Interests for sale, the Placement Agent shall not give or provide any information or make any representation other than those contained in the Private Placement Memorandum, the sales literature or any other document provided to the Placement Agent for such purpose by the Seller.
(c)    Jurisdiction for Sales. The Placement Agent shall offer the Interests only in the jurisdictions in which the Placement Agent is legally qualified to so act and in which the Placement Agent has been advised by the Seller that such offers can be made.

(d)    Purchase Agreement. Purchase Agreements shall be submitted by the Placement Agent to the Seller only in the form that is included as an exhibit to the Private Placement Memorandum or in such other form as may be approved by the Seller. The Placement Agent understands and acknowledges that each prospective investor must execute the Investment Documents.
(e)    Suitability. The Placement Agent shall offer the Interests only to its clients and other persons with whom it or the Issuer, or any of its or their respective officers, directors, employees or affiliates, has a pre-existing business relationship. In offering the Interests to any person, the Placement Agent shall have reasonable grounds to believe that: (i) the person meets the “accredited investor” standards that are set forth in the Rules and Regulations and the Purchase Agreement; (ii) the information contained in each Purchase Agreement is true and correct in all material respects; and (iii) each person will be acquiring the Interests for its own account and not for the account of others. The Placement Agent will maintain, for at least six years, a record of the information obtained to determine whether an investor meets the suitability standards imposed on the offer and sale of the Interests (both at the time of the initial purchase and at the time of any additional purchases).
(f)    Due Diligence. Prior to offering the Interests for sale, the Placement Agent will have conducted an inquiry such that the Placement Agent has reasonable grounds to believe, based on information made available to the Placement Agent by the Seller through the Private Placement Memorandum or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the purchase of the Interests. In the event that the Placement Agent determines, based on the reasonable opinion of the Placement Agent or its counsel, that the Private Placement Memorandum, or any amendment or any supplement thereto, contains any untrue statement of fact that is material, or omits to state a fact that is material and is required to be stated therein or is necessary to make the statements therein not misleading, the Placement Agent will have an affirmative obligation to promptly advise the Seller of such.
In determining the adequacy of disclosed facts pursuant to the foregoing, the Placement Agent and each Soliciting Dealer may obtain, upon reasonable request, information on material facts relating to the Seller or the Interests.
Notwithstanding the foregoing, the Placement Agent may rely upon the results of an inquiry conducted by a Soliciting Dealer, provided that: (A) the Placement Agent has reasonable grounds to believe that such inquiry was conducted with due care; (B) the results of the inquiry were provided to the Placement Agent with the consent of the Soliciting Dealer conducting or directing the inquiry; and (C) the Soliciting Dealer that participated in the inquiry is not an affiliate of Seller.
(g)    Covenants of Soliciting Dealers. The Placement Agent shall require each Soliciting Dealer to execute a Soliciting Dealer Agreement.
6.    Expenses. The Seller agrees with the Placement Agent that, whether or not the sale of Interests (or any Interest) under this Agreement is consummated, the Seller will pay:
(a)    all of its actual expenses incident to the performance of its obligations under this Agreement, including, but not limited to: (i) the expenses of printing the Private Placement Memorandum (and any amendment or supplement thereto), the Investment Documents and any sales literature, and the expense of furnishing such to the Placement Agent, as herein provided; (ii) the fees and expenses of counsel to the Seller as well as the fees and expenses of accountants and any other person retained to provide services to the Seller; and (iii) the fees and expenses of any filing with the “blue sky” jurisdictions or the Commission; and

(b)    all of the Placement Agent’s reasonable expenses in connection with the Offering, subject to the limitations contained in the Private Placement Memorandum.
7.    Privacy Act. The Seller and Placement Agent shall comply with all applicable federal, state and local regulations regarding customer and consumer privacy, including Title V of the Gramm-Leach-Bliley Act. Privacy provisions of the Gramm-Leach-Bliley Act limit disclosure of customer information to uses required by law, regulation or rule, or uses consistent with the purposes for which this information was disclosed in this Agreement. “Customer information” is defined as any information contained on a customer’s application and includes all nonpublic personal information about a customer shared by the Seller or Placement Agent. Subject to the provisions of the Gramm-Leach-Bliley Act, the Seller and Placement Agent shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of customer information in their control. In the event of any improper disclosure of customer information, the party responsible agrees to immediately notify the other party or parties.
8.    Anti-Money Laundering. The Seller and Placement Agent shall each comply with U.S. Department of Treasury regulations (outlined in the USA PATRIOT Act of 2001) that require reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against a government terrorist list. Further, the Seller and Placement Agent shall provide the Financial Crimes Enforcement Network with information regarding: (a) the identity of a specified individual or organization; (b) account number; (c) all identifying information provided by the account holder; and (d) the date and type of transaction, upon request. All parties shall manually monitor account activity to identify patterns of unusual size or volume, geographic factors, and any of the other “red flags” described in the USA PATRIOT Act of 2001 as potential signals of money laundering or terrorist financing.
9.    Conditions of Obligations. The Placement Agent’s obligations hereunder will be subject to the accuracy of the representations and warranties on the part of the Seller contained in Section 1 hereof, the accuracy of the other statements of the Seller made pursuant to the provisions hereof, to the performance by the Seller of its covenants, agreements and obligations contained in Sections  3(e), 4 and 6.
10.    Indemnification.
(a)    The Seller agrees to indemnify and hold harmless the Placement Agent, and each person, if any, who controls (within the meaning of the 1933 Act) the Placement Agent and any controlling person of the Placement Agent (collectively, the “Agent Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum, any amendment or supplement thereto, or any sales literature or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any breach of any representation, warranty, covenant or agreement contained in this Agreement, and shall reimburse the Agent Indemnified Parties for any legal fees, monetary penalties or other expenses reasonably incurred by any of them in connection with investigating, curing or defending against (or otherwise participating in a proceeding or investigation related to) any loss, liability, claim, damage or expense against which the Seller must indemnify any Agent Indemnified Party. However, the Seller will not be obligated to indemnify an Agent Indemnified Party for any loss, liability, claim, damage or expense pursuant to the preceding sentence that has been determined in a final judgment by a court of competent jurisdiction to have resulted from the misconduct or negligence of the Agent Indemnified Party. The foregoing indemnity agreement is in addition to any liability which the Seller may otherwise have to the Agent Indemnified Parties to any director, officer or employee of the Agent Indemnified Parties.

The Seller will not be liable under this Section 10 with respect to any claim made against any of the Agent Indemnified Parties if the Placement Agent or other applicable Agent Indemnified Party has failed to notify the Seller in writing (in the manner provided in Section 13 hereof) of the nature of the claim within a reasonable time after the assertion thereof and such failure results in material prejudice to the Seller; provided, that the failure to so notify the Seller will not relieve the Seller from any liability that the Seller would have incurred otherwise than on account of this Section 10. The Seller will be entitled to participate, at its own expense, in the defense of, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any claim or suit for which any of the Agent Indemnified Parties seek indemnification hereunder. If the Seller elects to assume said defense, such defense will be conducted by counsel chosen by it and reasonably satisfactory to the Agent Indemnified Parties.
In the event that the Seller elects to assume the defense of any such suit and retains such counsel, the Seller will not be liable under this Section 10 to the Agent Indemnified Parties in the suit for any legal or other expenses subsequently incurred by the Agent Indemnified Parties, and the Agent Indemnified Parties will bear the fees and expenses of any additional counsel retained by the Agent Indemnified Parties unless: (i) the employment of counsel by the Agent Indemnified Party has been authorized by the Seller or (ii) the Seller will not in fact have employed counsel to assume the defense of such action, in either of which events such fees and expenses will be borne by the Seller.
Notwithstanding the foregoing provisions of this Section 10, the Seller will not be liable in any such case to the extent that any loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information relating to the Placement Agent furnished in writing by or on behalf of the Placement Agent expressly for use in the Private Placement Memorandum, or any amendment or supplement thereto or in any sales literature. The foregoing indemnity agreement shall not inure to the benefit of any Agent Indemnified Party in respect of any alleged untrue statement, omission or alleged omission made in the Private Placement Memorandum (or any amendment or supplement thereto) or any sales literature where (i) prior to the event giving rise to such claim for indemnification the Seller notified the Placement Agent that the Private Placement Memorandum, or any amendment or supplement thereto or any sales literature, as it existed at such time, contained an untrue statement of material fact or omits to state therein a material fact required to be stated therein in order to make the statements therein not misleading; (ii) such untrue statement or omission of material fact was corrected in the Private Placement Memorandum, or any amendment or supplement thereto or any sales literature, and such corrected document was provided to the Placement Agent a reasonable amount of time in advance of the event giving rise to such claim for indemnification, (iii) such corrected document was not conveyed to the purchaser of such Interests prior to the event giving rise to such claim for indemnification and (iv) such loss, liability, claim, damage or expense would not have occurred had such corrected document been conveyed to such person as provided in clause (iii) above.
(b)    The Placement Agent agrees to indemnify and hold harmless the Seller, and each person, if any, who controls (within the meaning of the 1933 Act) the Seller and any controlling person of the Seller (collectively, the “Seller Indemnified Parties”), to the same extent as in the foregoing indemnity from the Seller to the Agent Indemnified Parties, but, with respect to clause (i) thereof, only with reference to statements or omissions based upon information relating to the Placement Agent furnished in writing by or on behalf of the Placement Agent expressly for use in the Private Placement Memorandum, or any amendment or supplement thereto or in any sales literature. The Placement Agent further agrees to indemnify and hold harmless the Seller Indemnified Parties against any losses, liabilities, claims, damages or expenses to which the Seller Indemnified Parties may become subject under the securities laws of any jurisdiction insofar as the losses, liabilities, claims, damages or expenses (or actions, proceedings or investigations in respect thereof) arise by reason of an offer or sale of Interests that is effected other than in accordance with the terms hereof (a “Non-Permitted Sale”) and shall reimburse the Seller Indemnified Parties for any legal fees, monetary penalties or other expenses reasonably incurred by any of them in connection with investigating, curing or defending against any such losses, liabilities, claims, damages, actions, proceedings or investigations. The obligations of Placement Agent hereunder shall be in addition to any other obligations Placement Agent may have under applicable law to the Seller Indemnified Parties.
(c)    The notice provisions contained in Section 10(a) hereof, relating to notice to the Seller, will be equally applicable to the Placement Agent if the Seller Indemnified Parties seek indemnification pursuant to Section 10(b) hereof. In addition, the Placement Agent may participate in the defense, or assume the defense, of any such suit so sought under Section 10(b) hereof and have the same rights and privileges as the Seller enjoys with respect to such suits under Section 10(a) hereof.
11.    Termination of this Agreement. This Agreement may be terminated prior to the Termination Date:
(a)    by either party if the other party shall have failed to comply with any of the material provisions of this Agreement; or
(b)    by either party upon thirty (30) days advance written notice to the other party.
Termination of this Agreement pursuant to this Section 11 will be without liability of any party to any other party other than as provided in Sections 3(e), 6 and 10 hereof, which will survive such termination.
12.    Representations, Warranties and Agreements to Survive Termination Date. The rights to indemnification and exculpation contained in Section 10 hereof and all representations, warranties and agreements contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent or any person who controls the Placement Agent, or by or on behalf of the Seller, and will survive the Termination Date; provided, however, that the Seller’s obligations in Section 4(b) will terminate as of the Termination Date.
13.    Notices. All communications hereunder will be in writing and, will be mailed by registered mail or overnight courier, or delivered or sent by facsimile and confirmed in writing to:
if to the Seller:

__________ DST
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Keith Lampi

if to the Placement Agent:

Inland Securities Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Sandra L. Perion

14.    Reference to Inland Securities Corporation. All references herein to Inland Securities Corporation or the Placement Agent hereunder will be deemed to include all successors and assigns of Inland Securities Corporation.
15.    Parties. This Agreement will inure to the benefit of and be binding upon the Placement Agent, the Seller, and, to the extent provided in Section 10 hereof, each person, if any, who controls (within the meaning of the 1933 Act) such party and any controlling person of such party, and their respective successors and assigns. This Agreement and the conditions and provisions hereof, are intended to be and will be for the sole and exclusive benefit of the parties hereto, and, to the extent provided in Section 10 hereof, each person, if any, who controls (within the meaning of the 1933 Act) such party and any controlling person of such party, and their respective successors and assigns, and for the benefit of no other person, firm or corporation, and the term “successors and assigns,” as used herein, will not include any purchaser of Interests as such.
16.    Applicable Law. This Agreement and any disputes relative to the interpretation or enforcement hereto will be governed by and construed under the internal laws, as opposed to, and exclusive of, the conflicts of laws provisions, of the State of Illinois.
17.    Effectiveness of Agreement. This Agreement will become effective upon execution and delivery by the parties, or at such time as the Placement Agent and the Seller agree (the “Effective Date”).

18.    Not a Separate Entity. Nothing contained herein is intended to cause the Seller, the Placement Agent and any one or more of the Soliciting Dealers or any of them to be acting together as an association, partnership, limited liability company, unincorporated business or other separate entity.
[Remainder of Page Intentionally Left Blank]

If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement. Your indicated acceptance thereof will constitute a binding agreement.

__________ DST, a Delaware statutory trust

By: __________ Exchange, L.L.C., a Delaware limited liability company, its signatory trustee

By: Inland Private Capital Corporation, a Delaware corporation, its sole member

By:    _________________________________

Title:     _________________________________

Date:    _________________________________

Accepted as of the date
                        first above written:

                        Inland Securities Corporation

                        By:

Title:

Date: ______________________________